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                                                                   EXHIBIT 10.41


                            [JENNY CRAIG LETTERHEAD]


July 7, 1998


Mr. Philip Voluck
2704 Bridgewood Circle
Boca Raton, FL 33434

Dear Phil:

It's been a pleasure to meet with you regarding the opportunities and challenges at Jenny Craig, and this letter will formalize our employment offer to you. While your duties will involve the broad spectrum of Jenny Craig Inc.'s business, the following is an outline of the specific responsibilities you will assume upon your joining the Company:

1.       Your position will be Executive Vice President/Chief Operating Officer.

2. The duties for this position shall include, but not be limited to, oversight of day to day operations of all business of the Company as directed by the Chief Executive Officer ("CEO"), assisting in preparation and providing management oversight of marketing and advertising strategies, policies and procedures, managing line and staff functions as directed by the CEO, developing and implementing long and short range business objectives of the Company and carrying out all other business of the Company as necessary or as directed by the CEO.

3. Your annual compensation will be three hundred thousand dollars ($300,000) per year payable on a bi-monthly basis. You will also become eligible to participate in any executive incentive plan which may exist for vice presidents for fiscal year 1999, which begins on July 1, 1998.

4. You will receive an option to purchase one hundred thousand (100,000) shares of common stock of the Company in concert with the Company's Stock Option Plan. The option price will be the average of the high and low price for a share of JCI common stock on the New York Stock Exchange on the day you begin your employment. The vesting period for options will be over a four (4) year period in four annual equal installments of twenty five percent (25%), the first of which will vest on the first anniversary of your employment with the Company. If your employment is terminated by the Company without cause, all options not then exercisable will become exercisable.



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Mr. Phil Voluck
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5.       Upon joining the Company you will be afforded the same fringe benefit opportunities as other senior executives in the Company.

6. It is the intent of the Company to assist you in relocation to San Diego. As a result, the following terms shall apply to your relocation:

         (a) The Company will pay the expense of moving the reasonable and ordinary household effects and one automobile to the new location including, packing and unpacking, transportation, and insurance. Items such as boats, large equipment and other items that do not fit on the moving van will not be paid for by the Company. If needed, the Company will also reimburse you for storage charges on household furniture until your purchase of a new home in San Diego has been finalized.

         (b) The Company will pay for coach class air transportation expenses or cash equivalent thereof for you to the new location, including reasonable expenses incurred for meals and lodging en route.

         (c) The Company will pay the necessary and reasonable expense of temporary residence for you for a period of up to one hundred eighty
         (180) days for a furnished, two bedroom apartment.

7. This Agreement shall expire on July 6, 1999 unless the Company, in its sole discretion elects to extend the Agreement in writing prior to such date. The Company shall provide written notice to you of its intention regarding the renewal of this Agreement at least thirty (30) days prior to the expiration of this Agreement. Additionally, the Company shall have the right to terminate your employment at any time, with or without cause, by written notice to you. If your employment is terminated by the Company without cause, or by you within ninety (90) days following a change of control of the Company, you will receive a severance payment equal to your then current annual salary payable until the end of this Agreement. In no event, however, shall such severance payment be less than six (6) months in duration or amount. If your employment is terminated, all compensation, benefits, and rights you may have under this agreement will terminate on the date of termination of employment, except your right to receive the severance payment described above and your rights under the Company's Stock Option Plan. For purposes of this agreement, "cause" shall mean your death, disability (the inability to perform services for a period of one hundred twenty (120) days in any consecutive twelve (12) month period), a breach of this agreement or your duty of loyalty to the Company, willful misconduct or negligence in the performance of the duties contemplated hereby, your conviction of a felony, or conduct by you which brings you or the Company into public disrepute, or which could have a substantial adverse effect on the Company or its business. In the event your employment is terminated without cause or due to a change in control of ownership, the Company shall pay the reasonable moving costs associated with relocating you to a new residence within the 48 states.


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Mr. Phil Voluck
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8.       You will assume your responsibilities here at Jenny Craig on July 7,
         1998.

9. You agree that at all times, both during and after your employment by the Company, you will not use or disclose to any third party any information, knowledge or data not generally known to the public which you may have learned during your employment by the Company which relates to the operations, business or affairs of the Company. You agree to comply with all procedures which the Company may adopt from time to time to preserve the confidentiality of any information and immediately following termination of your employment to return to the Company all materials created by you or others which relate to the operations, business or affairs of the Company. You agree that for a period of two (2) years following termination of your employment you will not, directly or indirectly (a) employ or engage as an independent contractor or seek to employ, engage or retain any person who, during any portion of the two (2) years prior to the date of termination of your employment was, directly or indirectly, employed as an employee, engaged as an independent contractor or otherwise retained by the Company; or (b) induce any person or entity to leave his employment with the Company, terminate an independent contractor relationship with the Company or terminate or reduce any contractual relationship with the Company.

10. Any controversy or dispute arising out of or relating to this agreement, or the interpretation thereof, shall be settled exclusively by arbitration conducted in San Diego, California before one or more arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect and with discovery permitted by both parties in accordance with Section 1283.05 of the Code of Civil Procedure of the State of California or any successor thereto, subject to such modification as may be directed by the arbitrator. The award of the arbitrator(s) shall be final and binding and judgment may be entered on the arbitrator's award in any court having jurisdiction. In the event of any such arbitration (or if legal action shall be brought in connection therewith), the party prevailing in such proceeding shall be entitled to recover from the other party the reasonable costs thereof, including reasonable attorney and accounting fees.

Phil, we are looking forward to your joining Jenny Craig and the experience and knowledge you will bring in helping us achieve new heights. I personally look forward to working with you and to having your assistance in the many challenges ahead.

Warm regards,
                                        ACCEPTED AND AGREED:


/s/ SIDNEY H. CRAIG                     /s/ PHILIP VOLUCK          7-15-98
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Sidney H. Craig                         Signature                   Date
Chairman & CEO